Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CO2 ENERGY TRANSITION CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Rights included as part of the Units	457(g)	6,900,000	—			—		—	—
	Equity	Common Stock underlying the Rights	457(g)	690,000	10.00			6,900,000		0.0001476	$1,018.44
			Total Fees to be Paid								$1,018.44
Fees previously paid	Equity	Units, Each consisting of one share of Common Stock, par value $0.0001 per share, one redeemable warrant and one right(2)	457(a)	9,200,000	$10.00			$92,000,000		0.0001102	$10,138.4
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(a)	9,200,000	$—	(4)		$—	(4)		$—
Fees Previously Paid	Equity	Warrants to purchase Common Stock(3)	457(g)	9,200,000	—	(4)		—	(4)	—	—
Fees Previously Paid	Equity	Common Stock issuable upon exercise of warrants(3)	457(g)	9,200,000	$11.50			$105,800,000		0.0001102	$11,659.16
Fees Previously Paid	Equity	Representative Shares(3)	457(a)	138,000	10.00			1,380,000		0.0001102	$152.08
			Total Offering Amounts				$				$22,968.08
Fees Previously Paid			Total Fees Previously Paid								21,949.64
			Net Fee Due								$1,018.44

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,200,000 units, consisting of 1,200,000 shares of Common Stock and 1,200,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).